5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Third Quarter 2005 Operating Results
and $250 Million Stock Repurchase Program
Baton Rouge, LA — Tuesday, November 8, 2005 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the third quarter ended September 30, 2005.
Third Quarter Results
Lamar reported net revenues of $265.6 million for the third quarter of 2005 versus $231.6 million for the third quarter of 2004, a 14.7% increase. Operating income for the third quarter of 2005 was $48.7 million as compared to $33.2 million for the same period in 2004. There were net earnings of $12.1 million for the third quarter of 2005 compared to net earnings of $8.3 million for the third quarter of 2004.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before depreciation and amortization and (gain) loss on disposition of assets — see reconciliation to net income at the end of this release), for the third quarter of 2005 was $122.8 million versus $107.9 million for the third quarter of 2004, a 13.8% increase.
As a result of refinancing activity during the third quarter, the Company recorded a loss on debt extinguishment of $4.0 million associated with previously capitalized debt issuance costs.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the third quarter of 2005 was $74.4 million as compared to $66.7 million for the same period in 2004, an 11.5% increase.
Pro forma net revenue for the third quarter of 2005 increased 5.9% and pro forma EBITDA increased 7.8% as compared to the third quarter of 2004. Pro forma net revenue and EBITDA include adjustments to the 2004 period for acquisitions and divestitures for the same time frame as actually owned in the 2005 period, excluding new markets acquired as a result of the acquisition of Obie Media Corporation (the “Obie markets”), which closed on January 18, 2005. As a result, our pro forma results for the 2005 period exclude the operating results from the Obie markets, and no adjustment has been made to the 2004 period with respect to the acquisition of the Obie markets. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Nine Months Results
Lamar reported net revenues of $763.2 million for the nine months ended September 30, 2005 versus $659.5 million for the same period in 2004, a 15.7% increase. Operating income for the nine months ended September 30, 2005 was $131.7 million as compared to $77.1 million for the same period in 2004. EBITDA increased 16.2% to $344.6 million for the nine months ended September 30, 2005 versus $296.6 million for the same period in 2004. There was net income of $35.9 million for the nine months ended September 30, 2005 as compared to net income of $12.3 million for the same period in 2004.
Free Cash Flow for the nine months ended September 30, 2005 was $203.2 million as compared to $185.0 million for the same period in 2004, a 9.8% increase.

Gulf Coast Hurricanes
On August 29, 2005 Hurricane Katrina made landfall in the Biloxi, Mississippi area causing severe damage to Lamar’s inventory. Other markets in the area where the Company sustained damage, but to a lesser degree, include the following: New Orleans and Hammond, Louisiana; Jackson, Meridian and Hattiesburg, Mississippi; and Mobile, Alabama.
On September 24, 2005 Hurricane Rita made landfall on the southern border between Louisiana and Texas inflicting heavy damage in two Lamar markets — Lake Charles, Louisiana and Beaumont, Texas.
Due to the physical damage incurred by the Company and the business interruption to our customers, the revenue lost in the third quarter was approximately $1.6 million. It is anticipated that the revenue loss in the fourth quarter will be approximately $2.0 million.
The Company’s cost to replace affected inventory will be approximately $15.0 million. This additional capital outlay will increase the Company’s 2005 estimated capital expenditures to approximately $100.0 million. It is anticipated that all reconstruction in the affected areas will be complete by the beginning of 2006. In addition, the Company took an unexpected expense included in deprecation and amortization of approximately $3.5 million in the third quarter for the remaining net book value of destroyed structures.
Stock Repurchase Program
In addition, Lamar further announces that its Board of Directors has authorized the repurchase of up to $250 million of the Company’s Class A Common Stock from time to time over a period not to exceed 18 months. The share repurchases may be made on the open market or in privately negotiated transactions.
The timing and amount of any shares repurchased will be determined by Lamar’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for future use for general corporate and other purposes. The repurchase program will be funded using working capital, availability under the Company’s revolving credit facility and future cash flows.
Lamar Advertising Company had approximately 90 million shares of Class A Common Stock and 16 million shares of Class B Common Stock, which is convertible into Class A Common Stock on a one-for-one-basis at the option of its holder, outstanding as of November 1, 2005.
Guidance
For the fourth quarter of 2005 the Company expects net revenue to be approximately $242 million, excluding expected net revenue from the Obie markets. On a pro forma basis this represents an increase of approximately 5% over the same period in 2004.
The Company estimates the net revenue from the Obie markets will be approximately $9 million for the fourth quarter of 2005. The Company intends to provide separate guidance for the Obie markets until it has owned and operated them for 12 months.
Forward Looking Statements
This press release contains forward-looking statements, including (1) the statements regarding our guidance for the fourth quarter of 2005 (2) the estimates regarding hurricane-related losses (3) our intention to repurchase shares of our Class A Common Stock from time to time under the stock repurchase program and (4) the source of funding for any share repurchases. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the market price of our Class A common stock; (3) the nature of other investment opportunities presented to us from time to time; (4) our cash flows from operations; (5) the continued popularity of outdoor advertising as an advertising medium; (6) the regulation of the outdoor advertising industry; (7) our need for and ability to obtain additional funding for acquisitions or operations; (8) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (9) the strength of the economy generally and the demand for advertising in particular;

and (10) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measure
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our management believes that excluding the operating results related to the Obie markets from our pro forma results, which we intend to do until we have operated them for twelve months, is useful to investors because of integration issues that are unique to these assets, which are comprised primarily of transit assets. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results Tuesday, November 8, 2005 at 10:00 a.m. eastern time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-9853 or 1-334-323-9871
Passcode:	Lamar

Replay:	1-877-919-4059
Passcode:	37423740

Available through Friday, November 11, 2005 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com
Webcast Replay:	www.lamar.com
Available through Friday, November 11, 2005 at 11:59 p.m. eastern time
General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating 153 outdoor advertising companies in 44 states, logo businesses in 19 states and the province of Ontario, Canada and 73 transit advertising franchises in the United States and Canada.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues	$265,594	$231,622	$763,166	$659,513

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	89,925	76,390	261,145	224,543
General and administrative expenses (exclusive of depreciation and amortization)	44,043	39,778	130,367	116,491
Corporate expenses (exclusive of depreciation and amortization)	8,821	7,523	27,084	21,896
Depreciation and amortization	74,656	75,163	215,810	217,876
(Gain) loss on disposition of assets	(543)	(468)	(2,986)	1,617

	216,902	198,386	631,420	582,423

Operating income	48,692	33,236	131,746	77,090

Other expense (income)
Loss on debt extinguishment	3,982	—	3,982	—
Interest income	(381)	(114)	(1,096)	(235)
Interest expense	24,255	19,173	66,874	56,208

	27,856	19,059	69,760	55,973

Income before income tax expense	20,836	14,177	61,986	21,117
Income tax expense	8,755	5,892	26,126	8,784

Net income	12,081	8,285	35,860	12,333
Preferred stock dividends	91	91	273	273

Net income applicable to common stock	$11,990	8,194	35,587	12,060

Earnings per share:
Basic earnings per share	$0.11	$0.08	$0.34	$0.12

Diluted earnings per share	$0.11	$0.08	$0.34	$0.12

Weighted average common shares outstanding:
Basic	105,752,489	104,288,811	105,525,929	103,934,186
Diluted	106,279,765	104,873,266	105,997,287	104,467,268

OTHER DATA
Free Cash Flow Computation:
EBITDA	$122,805	$107,931	$344,570	$296,583
Interest, net	(22,488)	(17,695)	(61,727)	(51,977)
Current tax expense	(999)	(554)	(3,524)	(1,376)
Preferred stock dividends	(91)	(91)	(273)	(273)
Total capital expenditures	(24,855)	(22,900)	(75,881)	(57,975)

Free cash flow	$74,372	$66,691	$203,165	$184,982

	September 30,	December 31,
	2005	2004
Selected Balance Sheet Data:
Cash and cash equivalents	$18,909	$44,201
Working capital	138,808	34,476
Total assets	3,766,243	3,689,472
Total debt (including current maturities)	1,607,238	1,659,934
Total stockholders’ equity	1,831,291	1,736,347

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Other Data:
Cash flows provided by operating activities	$92,973	$92,240	$222,311	$209,471
Cash flows used in investing activities	70,760	99,001	194,899	181,091
Cash flows (used in) provided by financing activities	(22,393)	972	(52,704)	(24,191)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$92,973	$92,240	$222,311	$209,471
Changes in operating assets and liabilities	7,663	(855)	61,684	38,922
Total capital expenditures	(24,855)	(22,900)	(75,881)	(57,975)
Preferred stock dividends	(91)	(91)	(273)	(273)
Other	(1,318)	(1,703)	(4,676)	(5,163)

Free cash flow	$74,372	$66,691	$203,165	$184,982

Reconciliation of EBITDA to Net income:
EBITDA	$122,805	$107,931	$344,570	$296,583
Less:
Depreciation and amortization	74,656	75,163	215,810	217,876
(Gain) loss on disposition of assets	(543)	(468)	(2,986)	1,617

Operating Income	48,692	33,236	131,746	77,090

Less:
Loss on extinguishment of debt	3,982	—	3,982	—
Interest income	(381)	(114)	(1,096)	(235)
Interest expense	24,255	19,173	66,874	56,208
Income tax expense	8,755	5,892	26,126	8,784

Net income	$12,081	$8,285	$35,860	$12,333

	Three months ended
	September 30,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2005	2004	% Change
Reported net revenue	$265,594	$231,622	14.7%
Acquisitions and divestitures, excluding the Obie markets	—	7,517
Less net revenue — Obie markets	(12,286)	—

Pro forma net revenue, excluding the Obie markets	$253,308	$239,139	5.9%
Reported direct advertising and G&A expenses	$133,968	$116,168	15.3%
Acquisitions and divestitures, excluding the Obie markets	—	4,302
Less direct advertising G&A expenses — Obie markets	(9,326)	—

Pro forma direct advertising and G&A expenses, excluding the Obie markets	$124,642	$120,470	3.5%
Reported outdoor operating income	$131,626	$115,454	14.0%
Acquisitions and divestitures, excluding the Obie markets	—	3,215
Less outdoor operating income — Obie markets	(2,960)	—

Pro forma outdoor operating income, excluding Obie markets	$128,666	$118,669	8.4%
Reported Corporate expenses	$8,821	$7,523	17.3%
Acquisitions and Divestitures, excluding the Obie markets	—	—

Pro forma Corporate expenses, excluding the Obie markets	$8,821	$7,523	17.3%
Reported EBITDA	$122,805	$107,931	13.8%
Acquisitions and divestitures, excluding the Obie markets	—	3,215
Less EBITDA — Obie markets	(2,960)	—

Pro forma EBITDA, excluding the Obie markets	$119,845	$111,146	7.8%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2004 for acquisitions and divestitures for the same time frame as actually owned in 2005, excluding the operating results of the Obie markets. As a result, our pro forma results for the 2005 period exclude the operating results from the Obie markets, and no adjustment has been made to the 2004 period with respect to the acquisition of the Obie markets.

	Three months ended
	September 30,
Reconciliation of Outdoor Operating Income to Operating Income:	2005	2004
Outdoor Operating income	$131,626	$115,454
Less: Corporate expenses	(8,821)	(7,523)
Depreciation and amortization	(74,656)	(75,163)
Plus: Gain on disposition of assets	543	468

Operating income	$48,692	$33,236